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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                                   For the year ended December 31,
                                                                   -------------------------------
      (tenths of millions, except per share amounts)             1995            1994           1993
                                                                 ----            ----           ----
      Weighted average number of common shares
      outstanding during the period                               64.2            63.5            66.0

      Weighted average number of additional shares
      issuable in connection with dilutive stock options
      based upon use of the treasury stock method
      and average market prices                                    0.6             0.4             0.2
                                                                ------          ------          ------

      Weighted average number of common shares
      including common stock equivalents                          64.8            63.9            66.2
                                                                ======          ======          ======

      Net earnings for the year                                 $ 72.5          $110.7          $108.9
                                                                ======          ======          ======

      Primary earnings per common share                         $ 1.12          $ 1.73          $ 1.65
                                                                ======          ======          ======


In 1995, 1994 and 1993, the difference between shares for primary and fully diluted earnings per share was not significant.